CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we hereby consent to the use in this Pre-effective Amendment No. 3 to the Registration Statement (File No. 333-68672 and File No. 811-10485) for The Wallace Funds of our report dated April 12, 2002 and all references to our firm included in or made a part of this Amendment.




/s/ McCurdy & Associates CPA's, Inc.
 April 25, 2002